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DOLLAR GENERAL REPORTS INCREASED JUNE SALES

GOODLETTSVILLE, Tenn. – July 10, 2003 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the June five-week period ended July 4, 2003, equaled $649.7 million compared with $573.4 million last year, an increase of 13.3 percent.  Same-store sales for the June period increased 4.4 percent compared with an 11.8 percent increase in the prior year June period.  The average customer purchase in June was $8.39 in both 2003 and 2002. Customer transactions in same-stores increased approximately 4.9 percent.

June sales by major merchandise category are as follows:

	FY 2003 Percent of Sales	FY 2002 Percent of Sales	Est. Same-Store Sales Change
Highly Consumable	63%	61%	+6%
Seasonal	16%	16%	+9%
Home Products	12%	12%	+6%
Basic Clothing	9%	10%	-10%

Departments reporting the strongest same-store percentage sales increases for June include the domestics department, the home cleaning and food department, and the hardware, toys and stationery department.

For the nine weeks ended July 4, 2003, Dollar General total retail sales increased 13.5 percent to $1.2 billion from $1.0 billion in the same period a year ago.  Same-store sales for the nine-week period increased 4.6 percent.

For the 22 weeks ended July 4, 2003, Dollar General total retail sales increased 13.2 percent to $2.7 billion from $2.4 billion in the same period a year ago.  Same-store sales for the 22-week period increased 4.4 percent.

July Sales Outlook:

For the four-week July period ending August 1, 2003, the Company expects total sales to increase 12 to 14 percent. Same-store sales are expected to increase three to five percent compared with a same-store sales increase of 6.6 percent in the July period last year.  July sales results will be released on Thursday, August 7, 2003.

Dollar General is a Fortune 500® discount retailer with 6,425 neighborhood stores in 27 states as of July 4, 2003.  Dollar General stores offer convenience and value to customers, by offering consumable basics, items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as an appealing selection of basic apparel, housewares and seasonal items at everyday low prices.  The typical Dollar General store has 6,700 square feet of selling space and is located within five miles of its target customers.

This press release contains forward-looking information, including information regarding the Company’s future sales outlook.  The words “believe,” “anticipate,” “project,” “plan,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “intend,” “will likely result,” or “will continue” and similar expressions generally identify forward-looking statements.  The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected by, or implied in, the forward-looking statements.  A number of factors may result in actual results differing from such forward-looking information, including, but not limited to:  the Company's ability to maintain adequate liquidity through its cash resources and credit facilities; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance); transportation and distribution delays or interruption; The Company’s ability to negotiate effectively the cost and purchase of merchandise; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; costs and potential problems and interruptions associated with implementation of new or upgraded systems and technology; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism; temporary changes in demand due to weather patterns; seasonality of the Company’s business; delays associated with building, opening and operating new stores; the impact of the SEC inquiry related to the restatement of certain of the Company’s financial statements; and other risk factors discussed in our SEC filings, including in our most recent Annual Report on Form 10-K.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company disclaims any obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

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